EXHIBIT 99.1


                                                          [LOGO]
                                                INSIGNIA(R) SYSTEMS, INC.
                                         Contact: Scott Drill, President and CEO
                                              (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE
---------------------


            Insignia Systems, Inc. Reports Second Quarter Net Income
                   of $23,818 on POPS Revenue Increase of 38%


MINNEAPOLIS - JULY 16, 2003 - Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $7,260,958 for the second quarter ended June 30, 2003, an increase of 25%, compared to net sales of $5,822,882 for the second quarter of 2002. Net income for the second quarter of 2003 was $23,818 or $.00 per share, compared to net income of $201,713, or $.02 per share, for the second quarter of 2002. Insignia Point-of-Purchase Services (POPS) revenue for the second quarter was $6,242,576, an increase of 38%, compared to second quarter 2002 POPS revenue of $4,536,590.

For the six months ended June 30, 2003, net sales were $13,722,461, an increase of 16%, compared to net sales of $11,837,999 for the first half of 2002. The net loss for the first half of 2003 was $(1,094,062) or $(.09) per share, compared to net income of $521,618, or $.04 per share for the same period of 2002. POPS revenue for the first six months of 2003 was $11,633,613, an increase of 24%, compared to the first six months of 2002 POPS revenue of $9,347,749.

CEO Scott Drill commented, "We are pleased with the improved results relative to our first quarter performance. Brand spending picked up in late March, resulting in sequential quarterly POPS revenue growth of 16%. The revenue increase, in conjunction with lower operating expenses, resulted in a modest profit of $23,818. The current quarter should show an acceleration in the quarterly year-to-year POPS revenue growth rate. With respect to the fourth quarter, at this juncture we do not have good visibility as to what POPS revenue will be. We have four and one-half months of selling time remaining for business which can be executed in the fourth quarter."

                                    - more -


  Insignia Systems, Inc. * 6470 Sycamore Court North, Maple Grove, MN 55369 *
                     Phone 763-392-6200 * Fax 763-392-6222
        http://www.insigniasystems.com * email: info@insigniasystems.com
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July 16, 2003  INSIGNIA SYSTEMS, INC. REPORTS SECOND QUARTER NET INCOME   Page 2


Drill went on to state, "Our VALUStix business has not developed as quickly as anticipated. We ran our first program with Winn Dixie in late June and early July. The revenue for this program of approximately $70,000 will be recognized in the third quarter. We continue to be optimistic about the prospects for VALUStix and anticipate ramping this business up the second half of the year. Finally, we remain optimistic with regard to adding retail distribution in the near future."

Insignia Systems, Inc. is an innovative developer and marketer of in-store promotional programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway, Shaw's Supermarkets and Rite Aid. Through the nationwide POPS network, over 180 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestle, Pfizer, Procter & Gamble, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

This press release, as it relates to expectations regarding future sales and profitability, contains forward-looking statements regarding future performance of the Company. The Company's actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company's SEC Form 10-K/A for the year ended December 31, 2002. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

                                    - more -


  Insignia Systems, Inc. * 6470 Sycamore Court North, Maple Grove, MN 55369 *
                     Phone 763-392-6200 * Fax 763-392-6222
        http://www.insigniasystems.com * email: info@insigniasystems.com

July 16, 2003  INSIGNIA SYSTEMS, INC. REPORTS SECOND QUARTER NET INCOME   Page 3


                             INSIGNIA SYSTEMS, INC.
                              RESULTS OF OPERATIONS
                                   (UNAUDITED)

                                      Three Months Ended                Six Months Ended
                                           June 30,                          June 30,
                                  -------------------------------------------------------------
                                    2003             2002            2003               2002
                                  -------------------------------------------------------------
Net Sales                         $ 7,260,958     $ 5,822,882     $ 13,722,461     $ 11,837,999
Cost of Sales                       3,987,184       2,790,588        7,874,935        5,864,761
Gross Profit                        3,273,774       3,032,294        5,847,526        5,973,238
Operating Expenses:
           Selling                  2,157,885       1,662,845        4,470,078        3,351,409
           Marketing                  354,302         411,645          740,367          722,136
           G&A                        755,993         662,451        1,765,941        1,277,290

Operating Income (Loss)                 5,594         295,353       (1,128,860)         622,403
Other Income (Expense)                 18,224         (93,640)          34,798         (100,785)

Net Income (Loss)                 $    23,818     $   201,713     $ (1,094,062)    $    521,618

Net Income (Loss) Per Share
   Basic                          $       .00     $       .02     $       (.09)    $        .05
   Diluted                        $       .00     $       .02     $       (.09)    $        .04

Shares used in calculation of
 net income (loss) per share:
  Basic                            12,272,876      10,801,128       12,141,950       10,750,692
  Diluted                          12,605,750      11,744,213       12,141,950       11,670,733


                           SELECTED BALANCE SHEET DATA

                                           June 30,       December 31,
                                             2003             2002
                                        -----------------------------
     Cash and cash equivalents          $  4,632,722     $  6,471,581
     Working capital                    $  6,492,448     $  7,324,154
     Total assets                       $ 14,874,242     $ 16,722,330
     Total liabilities                  $  3,971,352     $  5,464,252
     Shareholders' equity               $ 10,902,890     $ 11,258,078


                                      ####



  Insignia Systems, Inc. * 6470 Sycamore Court North, Maple Grove, MN 55369 *
                     Phone 763-392-6200 * Fax 763-392-6222
        http://www.insigniasystems.com * email: info@insigniasystems.com